Exhibit 10.1
STOCKHOLDER VOTING AGREEMENT
     THIS STOCKHOLDER VOTING AGREEMENT (this “Agreement”) is entered into as of November 2, 2007 by and among SL Green Operating Partnership, L.P. (the “Stockholder”), a stockholder of Gramercy Capital Corp., a Maryland corporation (“Gramercy”), and American Financial Realty Trust, a Maryland real estate investment trust (“AFR”). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement referred to below.
     WHEREAS, as of the date hereof, the Stockholder owns of record and beneficially 7,624,583 shares of common stock, $0.001 par value, of Gramercy (such shares being referred to herein collectively as the “Shares” and, for the avoidance of doubt, all references herein to the Stockholder’s Shares shall include not only all the Shares stated above, but also all additional shares of common stock that are owned directly or indirectly by the Stockholder or any Person controlled by or under common control with the Stockholder, subject in all cases to Transfers of such Shares that have been made to Permitted Transferees to the extent permitted by and in accordance with Section 2(a));
     WHEREAS, concurrently with the execution of this Agreement, Gramercy, GKK Capital LP, a Delaware limited partnership (“Parent OP”), GKK Stars Acquisition LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent OP (“Acquisition Sub”), GKK Stars Acquisition Corp., a Maryland corporation and wholly-owned subsidiary of Acquisition Sub (“Merger Sub”), GKK Stars Acquisition LP, a Delaware limited partnership (“Merger Sub OP” and, together with Parent, Parent OP, Acquisition Sub and Merger Sub, the “Purchaser Parties”), AFR, and First States Group, L.P., a Delaware limited partnership (the “Operating Partnership”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into AFR (the “Merger”) and Merger Sub OP with be merged with and into the Operating Partnership;
     WHEREAS, this Agreement is the “Voting Agreement” referenced in the Merger Agreement; and
     WHEREAS, as a condition to the willingness of AFR to enter into the Merger Agreement, AFR has required that the Stockholder enter into, and in order to induce AFR to enter into the Merger Agreement, the Stockholder is willing to enter into, this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:
     Section 1. Voting of Shares. The Stockholder covenants and agrees that, until the termination of this Agreement in accordance with the terms hereof, at the Parent Shareholders’ Meeting or any other meeting of the stockholders of Gramercy, however called, and in any action by written consent of the stockholders of Gramercy with respect to any of the following, the Stockholder will, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Shares to be counted as present thereat for purposes of establishing a quorum and will at a meeting, if one is held or otherwise if consents are solicited, vote or consent to, or cause to be voted or consented to, all of the Shares in favor of the issuance of Gramercy common stock in the Mergers, and all actions and transactions contemplated by the Merger Agreement or in furtherance thereof, including, upon the request of AFR, any adjournment or postponement of the Parent Shareholders’ Meeting. The Stockholder further agrees until the termination of this Agreement in accordance with its terms, not to commit or agree to take any action inconsistent with the foregoing prior to such termination. For the avoidance of doubt, the Stockholder shall retain at all times the right to vote the Stockholder’s Shares in the Stockholder’s sole discretion and without any other limitations on those matters other than those set forth in this Section 1 that are at any time or from time to time presented for consideration to Gramercy’s stockholders generally.
     Section 2. Transfer of Shares.
                  (a) The Stockholder covenants and agrees that, until the termination of this Agreement in accordance with its terms, without the written consent of AFR, the Stockholder will not directly or indirectly (i) subject to Section 2(b), sell, assign, transfer (including by merger or by operation of law), pledge, encumber, grant a participation in, gift-over, assign or otherwise dispose of, whether by liquidation, dissolution, dividend, distribution or otherwise (“Transfer”) any Shares or the Beneficial Ownership (as hereinafter defined) thereof, (ii) deposit any Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Shares or the Beneficial Ownership thereof or grant or agree to grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect Transfer of any Shares or the Beneficial Ownership thereof, except, in each case under clause (i) and clause (iii), to a Permitted Transferee. For purposes of this Agreement, “Beneficial Ownership” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act (disregarding the reference to “within 60 days” in Rule 13d-3(d)(1)(i)). As used herein, a “Permitted Transferee” shall mean a Person that before such action proposed under Section 2(a)(i) or Section 2(a)(iii) occurs, is a Subsidiary of the Stockholder, agrees in writing, in form and substance to the reasonable satisfaction of AFR, to be bound as a Stockholder under this Agreement and has not violated this Agreement. In connection with any Transfer of Shares to a Permitted Transferee, the transferring Stockholder may transfer its rights and obligations under this Agreement to the Permitted Transferee, but the transferring Stockholder shall remain liable for all breaches of such obligations whenever occurring. Notwithstanding anything herein to the contrary, nothing in this Agreement shall permit any Transfer of Shares, Beneficial Ownership, rights or obligations or any other action that would otherwise be permitted by this Section 2(a) if such Transfer or other action would create any material impediment or delay to the performance or consummation of the Merger Agreement or this Agreement, including, without limitation, triggering the applicability of any “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation to the Merger Agreement, this Agreement or any of the transactions contemplated by the Merger Agreement or this Agreement.

                  (b) Notwithstanding anything in this Agreement to the contrary, the Stockholder may enter into any contract, option, swap or other agreement or arrangement, grant a participation in, and pledge and encumber the Shares thereunder in connection with any bona fide lending, hedging or other financing or derivative transaction or arrangement (a “Permitted Transaction”); provided, that (i) the Stockholder retains the right to vote or consent to, or cause to be voted or consented to, all Shares as provided in Section 1 during the term of such Permitted Transaction (except as provided in (ii)) and (ii) in the event of a default or breach of any term of such Permitted Transaction by the Stockholder that would result in the counterparty to such Permitted Transaction or any other Person acquiring, directly or indirectly, ownership of such Shares, no Transfer of such Shares would be permitted prior to such counterparty or other Person agreeing in writing, in form and substance reasonably satisfactory to AFR, to be bound as a Stockholder under this Agreement, and any such Transfer in violation of this Section 2(b) shall be void and of no effect.
     Section 3. Reasonable Efforts to Cooperate.
                  (a) The Stockholder will, upon receipt of reasonable advance notice by AFR, without further consideration, provide as promptly as reasonably practicable any customary information reasonably requested by AFR that is necessary for any regulatory application or filing made or approval sought in connection with the transactions contemplated by this Agreement or the Merger Agreement (including filings with the SEC or any other Governmental Entity).
                  (b) The Stockholder hereby consents to the publication and disclosure in the Proxy Statement, statements of beneficial ownership filed by Gramercy and its Affiliates (and any other documents or communications provided by AFR to any Governmental Entity or to security holders of AFR or Gramercy) the Stockholder’s identity and Beneficial Ownership of the Shares and the nature of the Stockholder’s commitments, arrangements and understandings under and relating to this Agreement; provided, however, that the Stockholder shall have the opportunity to review such disclosure prior to its publication in the Proxy Statement, and no information relating to the Stockholder shall be published in the Proxy Statement without the approval of the Stockholder (such approval not to be unreasonably withheld or delayed).
                  (c) The Stockholder agrees, while this Agreement is in effect, to notify AFR promptly in writing of the number of additional Shares, any options to purchase Shares or other securities of Gramercy acquired by the Stockholder, if any, after the date hereof (and, for the avoidance of doubt, the Stockholder agrees that any such additional shares shall be, for all purposes of this Agreement, “Shares”).
                  (d) Subject to the terms and conditions of the Merger Agreement, while this Agreement is in effect, the Stockholder shall use commercially reasonable efforts to take, or cause to be taken, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary to carry out the intent and purposes of this Agreement.

     Section 4. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to AFR as of the date hereof as follows:
                  (a) Ownership of Shares. The Stockholder (i) is the sole owner of record and has Beneficial Ownership of all of the Shares, free and clear of any and all liens, claims, security interests, options, rights or other encumbrances whatsoever on title or transfer (other than those imposed under the federal securities laws, this Agreement or any Permitted Transaction), (ii) has sole voting power with respect to all of such Shares and has not entered into any voting agreement or voting trust with respect to any such Shares and has not granted a proxy, a consent or power of attorney with respect to such Shares and, so long as this Agreement is in effect, will not grant any such proxies, consents and powers of attorney with respect to such Shares that would violate this Agreement and (iii) does not own of record or beneficially, any shares of capital stock of Gramercy or right to acquire such shares other than the Shares.
                  (b) Due Organization. The Stockholder is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.
                  (c) Power, Binding Agreement. The Stockholder has the requisite power and authority to enter into and perform all of its obligations under this Agreement and no further proceedings or actions on the part of the Stockholder are necessary to authorize the execution, delivery or performance by the Stockholder of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except that enforceability may be subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors rights generally and to general principles of equity.
                  (d) No Conflicts. The execution and delivery of this Agreement by the Stockholder does not, and the consummation of the transactions contemplated hereby by the Stockholder will not, result in any breach or violation of, require any consent under, be in conflict with or constitute a default (whether with notice of lapse of time or both) under any mortgage, bond, indenture, agreement, instrument, obligation or Law to which the Stockholder is a party or by which the Stockholder or its Shares are bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not in any material respect impair, delay or adversely affect the Stockholder’s ability to perform its obligations under this Agreement.
                  (e) Consents. No consent of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the compliance by the Stockholder with the provisions of this Agreement, except for (i) filings with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement, and (ii) such other items and consents the failure of which to be obtained or made, individually or in the aggregate, would not in any material respect impair, delay or adversely affect the Stockholder’s ability to perform its obligations under this Agreement.

     Section 5. Termination. This Agreement shall terminate upon the first to occur of (a) the Effective Time and (b) such time as the Merger Agreement may be terminated. Any such termination shall be without prejudice to liabilities arising hereunder before such termination.
     Section 6. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.
     Section 7. [Reserved]
     Section 8. Miscellaneous.
                  (a) Entire Agreement. This Agreement (together with the Merger Agreement and the Confidentiality Agreement) constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and is not intended to confer upon any Person, other than AFR and the Stockholder, any rights or remedies hereunder. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto; provided, that AFR may waive compliance by any other party with any representation, agreement or condition otherwise required to be complied with by any such party under this Agreement or release any other party from its obligations under this Agreement, but any such waiver or release shall be effective only if in writing and executed by AFR.
                  (b) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, then all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.
                  (c) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF LAW OF ANY OTHER JURISDICTION.

                  (d) Counterparts and Signature. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile or other electronic or portable document format (pdf) transmission.
                  (e) Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by facsimile, to the parties at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):
(i)	if to the Stockholder:

SL Green Realty Corp. 420 Lexington Avenue New York, NY 10170 Attention: Andrew Levine, Esq. Facsimile: (212) 216-1785

with a copy not constituting notice to:

Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 Attention: Karl A. Roessner, Esq. Larry P. Medvinsky, Esq. Facsimile: (212) 878-8000

and

Greenberg Traurig, LLP 200 Park Avenue New York, New York 10166 Attention: Judith Fryer, Esq. Kenneth A. Gerasimovich, Esq. Facsimile: (212) 801-6400

(ii)	if to AFR to:

American Financial Realty Trust 610 Old York Road Jenkintown, PA 19046 Attention: Edward J. Matey Jr., Facsimile: (215) 887-2585

with copies not constituting notice to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Attention: Craig M. Wasserman, Esq. Stephanie J. Seligman, Esq. Facsimile: (212) 403-2000

and

Morgan Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103 Attention: James W. McKenzie, Jr., Esq. Facsimile: (877) 432-9652
                  (f) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment or delegation without such prior written consent shall be null and void, except that AFR may assign this Agreement to any direct or indirect wholly owned subsidiary of AFR without the consent of the Stockholder (provided that AFR shall remain liable for all of its obligations under this Agreement) and the Stockholder may assign this Agreement to the extent permitted by, and in accordance with, Section 2(a). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.
                  (g) Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by the parties shall affect in any way the meaning or interpretation of this Agreement.
                  (i) Submission to Jurisdiction. Each of AFR and the Stockholder hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Maryland or any court of the United States located in the State of

Maryland (the “Maryland Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Maryland Courts and agrees not to plead or claim in any Maryland Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Maryland, to appoint and maintain an agent in the State of Maryland as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Maryland.
                  (h) Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.
                  (i) Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.
                  (j) No Ownership Interest. Except as expressly set forth in this Agreement, nothing contained in this Agreement shall be deemed to vest in AFR any direct or indirect ownership or incidence of ownership of or with respect to, or pecuniary interest in, any Shares. All rights and ownership of and relating to, and pecuniary interest in, any Shares shall remain and belong to the Stockholder, and AFR shall not have any authority to exercise any power or authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Gramercy or exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise expressly provided in this Agreement.
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     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

AMERICAN FINANCIAL REALTY TRUST

By:	/s/ Glenn Blumenthal
Name: Glenn Blumenthal
Title: Co-President and Chief Operating Officer

SL GREEN OPERATING
PARTNERSHIP, L.P.

By:	SL Green Realty Corp., its general
partner

By:	/s/ Marc Holliday
Name: Marc Holliday
Title Chief Executive Officer